Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-179850

(Supplementing Preliminary Prospectus Supplement

dated April 17, 2012)

This issuer free writing prospectus dated April 18, 2012 relates to the offering of shares of common stock (the “Offering”) by Strategic Hotels & Resorts, Inc. (the “Company”) described in the Company’s preliminary prospectus supplement, dated April 17, 2012 (the “Preliminary Prospectus Supplement”) and should be read together with the Preliminary Prospectus Supplement, including the base prospectus dated March 2, 2012 (the “Base Prospectus,” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”) and the documents incorporated by reference therein.

On April 17, 2012, following the launch of the Offering, a securities analyst sent an e-mail communication to one of the Company’s senior executives that included a question regarding the purpose of the Offering. The senior executive responded to the analyst’s question by reply e-mail to the effect that:

•

With the Company’s repurchase of 3,247,507 shares of its preferred stock in December 2011, the planned payment of accrued dividends on the Company’s remaining outstanding preferred stock and the funding of the Company’s value-added capital expenditure projects, the Offering keeps the Company leverage neutral.

•	Taking into account the Offering, the Company’s 2011 repurchase of a portion of its outstanding preferred stock is accretive to earnings per share.

•	The Company expects EBITDA growth in the future.

•	The Company believes the economy is in a broad and gradual recovery, but conservatism is warranted in a volatile economic environment.

The contents of the e-mail communication should be balanced against the more complete information included or incorporated by reference in the Preliminary Prospectus, including statements under the heading “Risk Factors—Risks Related to This Offering” and those appearing under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2012 (the “2011 Form 10-K”).

The Company has filed a registration statement and the Preliminary Prospectus with the SEC. Before you invest, you should read the Preliminary Prospectus relating to that registration statement (including the documents incorporated by reference therein) and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the Preliminary Prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611 or sending an e-mail to prospectus.cpdg@db.com, or by calling Raymond James & Associates, Inc. at (800) 248-8863 or sending an email to prospectus@raymondjames.com.

This issuer free writing prospectus contains forward-looking statements about the Company. Except for historical information, the matters discussed in this issuer free writing prospectus, including statements relating to the planned payment of accrued dividends, the Offering keeping the Company leverage neutral, the accretive nature of repurchase of the Company’s preferred stock when the Offering is taken into account, future EBITDA growth and the broad gradual recovery in the economy, are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the Company’s ability to consummate the Offering of shares of its common stock; the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain or refinance maturing debt; the Company’s ability to maintain compliance with covenants contained in the Company’s debt facilities; the Company’s ability to meet the requirements of the Maryland General Corporation Law with respect to the payment of preferred dividends on the June 29, 2012 payment date; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with the Company’s investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain the Company’s status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITS; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the SEC, including those appearing under the heading “Item 1A. Risk Factors” in the 2011 Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this issuer free writing prospectus, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.